AMENDMENT NO. 15 TO THE ADMINISTRATION AGREEMENT

This Amendment No. 15 to the Administration Agreement is made as of April 14, 2021, with effect retroactively from and after February 1, 2021 (“Amendment No. 15 Effective Date”), by and between Causeway Capital Management Trust, a Delaware business trust (the “Trust”) and SEI Investments Global Funds Services (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated September 20, 2001, as amended (the “Agreement”) which became effective on the effective date of the Trust’s registration statement on October 16, 2001, for an initial term of five years and which was subsequently extended, most recently through October 31, 2021;

WHEREAS, the Trust and the Administrator desire to amend the Agreement to (i) extend the term of the Agreement through October 31, 2025; and

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.	Schedule A. Schedule A of the Agreement is hereby restated in its entirety as set forth on Attachment 1 hereto.

2.	Schedule C. Schedule C of the Agreement is hereby deleted in its entirety and replaced with the Schedule C set forth in Attachment 2 hereto.

3.

Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement, as amended by prior amendments, are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Trust and the Administrator and each of their respective permitted successors and assigns.

6.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of or rules under the Investment Company Act of 1940, the Securities Act of 1933 or the Securities Exchange Act of 1934, the provisions of such statutes and rules shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST	SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Gracie Fermelia	By:	/s/ John Alshefski
Name: Gracie Fermelia		Name: John Alshefski
Title: President		Title: Senior Vice President

ATTACHMENT 1

SCHEDULE A

TO ADMINISTRATION AGREEMENT

BETWEEN

CAUSEWAY CAPITAL MANAGEMENT TRUST

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

LIST OF PORTFOLIOS

Portfolios: This Agreement shall apply with respect to all Portfolios of the Trust, either now existing or in the future created.

The following is a listing of the current Portfolios of the Trust:

Causeway International Value Fund

Causeway Emerging Markets Fund

Causeway Global Value Fund

Causeway International Opportunities Fund

Causeway International Small Cap Fund

Causeway Concentrated Equity Fund

ATTACHMENT 2

SCHEDULE C

TO THE ADMINISTRATION AGREEMENT

BETWEEN

CAUSEWAY CAPITAL MANAGEMENT TRUST

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

Fees:	Pursuant to Article 4, Trust shall pay the Administrator the following annual fees (payable monthly), calculated based upon the aggregate average daily net assets of the Portfolios of the Trust set forth on Schedule A as of Amendment No. 15 Effective Date:

Effective From and After February 1, 2021
Trust Assets	Basis Points
First $1billion in aggregate net assets	6 BP
Next $1billion in aggregate net assets	5 BP
Next $1 billion in aggregate net assets	4 BP
Next $1 billion in aggregate net assets	3 BP
Next $6 billion in aggregate net assets	2 BP
Aggregate net assets in excess of $10 billion	1.75 BP

Effective From and After July 1, 2021
Trust Assets	Basis Points
First $3 billion in aggregate net assets	3.5 BP
Next $1billion in aggregate net assets	3 BP
Next $6 billion in aggregate net assets	2 BP
Aggregate net assets in excess of $10 billion	1.75 BP

Effective From and After October 1, 2021

Trust Assets	Basis Points
First $10 billion in aggregate net assets	2 BP
Aggregate net assets in excess of $10 billion	1.75 BP

Effective From and After January 1, 2022
Trust Assets	Basis Points
First $5 billion in aggregate net assets	2 BP
Aggregate net assets in excess of $5 billion	1.75 BP

Annual Minimum Fees:

Solely with respect to the above fees in effect from February 1, 2021 through and until July 1, 2021, the Annual Minimum Fees as set forth in Schedule C of Amendment No. 14 shall continue to apply.

Effective July 1, 2021, there are no Annual Minimum Fees for the current Portfolios as set forth on Schedule A hereto.

Any Portfolio added to Schedule A after July 1, 2021 shall be subject to an Annual Minimum Fee of $75,000.

Additional Share Class Fees:

If a Portfolio has three or more share classes, that Portfolio shall be subject to an additional minimum fee of $10,000 per additional share class (over two).

FinCEN Screening/
Reporting:	$5,000 per annum

N-PORT/
N-CEN Fees:	As set forth in that certain Letter Agreement dated December 12, 2017.

Term:	This Agreement, as amended, shall remain in effect through October 31, 2025 and, thereafter, for successive terms of one year each (each a “Renewal Term”), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.